THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	February 2,	February 3,
	2007	2006
ASSETS

Cash and cash equivalents	$30,051	$19,744
Receivables, net	357,165	313,157
Inventories, net	307,415	295,687
Prepaid expenses and other current assets	14,905	18,049
Deferred income taxes	55,801	56,099

Total current assets	765,337	702,736

Property, plant, and equipment, net	169,304	165,078
Deferred income taxes	1,862	—
Goodwill and other assets, net	97,933	98,493

Total assets	$1,034,436	$966,307

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$75,000	$35
Short-term debt	127,100	51,900
Accounts payable	106,881	95,213
Accrued liabilities	230,485	242,453

Total current liabilities	539,466	389,601

Long-term debt, less current portion	100,000	175,000
Long-term deferred income taxes	—	872
Deferred revenue and other long-term liabilities	9,142	9,423
Stockholders’ equity	385,828	391,411

Total liabilities and stockholders’ equity	$1,034,436	$966,307

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended
	February 2,	February 3,
	2007	2006
Cash flows from operating activities:
Net earnings	$18,450	$14,279
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity losses from investments	59	359
Provision for depreciation and amortization	10,334	10,534
Gain on disposal of property, plant, and equipment	(46)	(29)
Stock-based compensation expense	1,944	2,510
Decrease in deferred income taxes	90	596
Changes in operating assets and liabilities:
Receivables	(62,588)	(17,599)
Inventories	(67,261)	(60,085)
Prepaid expenses and other assets	(5,737)	(2,270)
Accounts payable, accrued expenses, and deferred revenue	(6,099)	(1,623)

Net cash used in operating activities	(110,854)	(53,328)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(12,478)	(8,026)
Proceeds from disposal of property, plant, and equipment	47	126
(Increase) decrease in other assets	(754)	3,118
Acquisition, net of cash acquired	(1,088)	—

Net cash used in investing activities	(14,273)	(4,782)

Cash flows from financing activities:
Increase in short-term debt	126,780	51,575
Repayments of long-term debt	—	(11)
Excess tax benefits from stock-based awards	2,758	12,275
Proceeds from exercise of stock-based awards	4,145	4,101
Purchases of Toro common stock	(29,029)	(27,587)
Dividends paid on Toro common stock	(4,929)	(3,923)

Net cash provided by financing activities	99,725	36,430

Effect of exchange rates on cash	(70)	22

Net decrease in cash and cash equivalents	(25,472)	(21,658)
Cash and cash equivalents as of the beginning of the fiscal period	55,523	41,402

Cash and cash equivalents as of the end of the fiscal period	$30,051	$19,744